Free Writing Prospectus

Filed pursuant to Rule 433

Supplementing the

Prospectus, dated October 28, 2022

Registration No. 333-268056

102 Duffy Avenue, Hicksville, NY 11801 • Phone: (516) 683-4420 • www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor and Media Contact: Salvatore J. DiMartino (516) 683-4286

NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES SECONDARY OFFERING OF COMMON STOCK BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

Hicksville, N.Y., May 16, 2023 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today announced that the Federal Deposit Insurance Corporation, as receiver for Signature Bridge Bank, National Association (the “FDIC Receiver”), has agreed to sell, in an underwritten public offering (the “offering”), 39,032,006 shares of the Company’s common stock owned by the FDIC Receiver. The Company is not selling any shares in, nor will it receive any proceeds from, the offering. The FDIC Receiver will receive all of the net proceeds from the offering.

Prior to the proposed offering, the FDIC Receiver owned 39,032,006 shares of common stock, which it acquired pursuant to an Equity Appreciation Instrument issued to the FDIC Receiver by the Company as part of the consideration for the purchase and assumption of certain assets and liabilities of Signature Bridge Bank, National Association. Pursuant to the terms of Equity Appreciation Instrument, the FDIC Receiver agreed to use all reasonable efforts to sell the shares it owns by no later than June 8, 2023 and the Company agreed to use reasonable efforts to facilitate such a sale.

Barclays is acting as sole bookrunning manager for the offering. The underwriter may offer the shares from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The Company common stock is being offered pursuant to an automatic shelf registration statement (including a prospectus) filed by the Company with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before considering an investment, investors should read the prospectus in that registration statement, the prospectus supplement related to this offering and other documents the Company has filed with the SEC for more complete information about the Company and this offering. These documents are available without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus supplement and accompanying prospectus may be requested by calling the Company at (516) 683-4420 or by contacting Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, at Barclaysprospectus@broadridge.com or (888) 603-5847.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York with regional headquarters in Troy, Michigan. At March 31, 2023, the Company had $123.8 billion of assets, $83.3 billion of loans, deposits of $84.8 billion, and total stockholders’ equity of $10.8 billion.

Flagstar Bank, N.A. operates 435 branches, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the second-largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 8th largest bank originator of residential mortgages for the 12-months ending March 31, 2023, while we are the industry’s 6th largest sub-servicer of mortgage loans nationwide, servicing 1.5 million accounts with $363 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.

Cautionary Statements Regarding Forward-Looking Information

This release may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, and our recent acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in legislation, regulations, and policies; the success of our blockchain and fintech activities, investments and strategic partnerships; the restructuring of our mortgage business; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, and our recent acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction; the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. Additionally, there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company’s merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q for the period ended March 31, 2023 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.